Exhibit 99.1

MEDIA INQUIRIES:	December 10, 2012
Mark Westphal	FOR IMMEDIATE RELEASE
Senior Vice President and
Chief Financial Officer
(952) 258-4000

MICHAEL FOODS ANNOUNCES LAUNCH OF SENIOR UNSECURED NOTES OFFERING

MINNETONKA, MN, December 10 — Michael Foods Group, Inc. (the “Company”) today announced that its indirect parent company, Michael Foods Holding, Inc., a Delaware corporation (the “Parent”), intends to sell subject to market conditions, in a private placement to qualified institutional buyers under Rule 144A and to non-U.S. persons under Regulation S of the Securities Act of 1933, as amended (the “Securities Act”), $275 million aggregate principal amount of senior unsecured notes due 2018 (the “Notes”). The Parent intends to use the net proceeds from this offering, together with cash on hand, to pay cash dividends on, and/or make other payments in respect of, the Parent’s equity interests.

The Notes have not been and will not be registered under the Securities Act or the securities laws of any state and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements under the Securities Act and any applicable state securities laws.

Neither this press release nor the information contained herein constitutes an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Any offer of the Notes will be made only by means of a private offering circular.

Forward-Looking Statements

Certain items contained in this press release may be “forward-looking statements.” Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future sales or performance, capital expenditures, financing needs, ability to fund operations, intentions relating to acquisitions, our competitive strengths and weaknesses, our business strategy and the trends we anticipate in the industries and economies in which we operate and other information that is not historical information. When used herein, the words “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes” and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith, and we believe there is a reasonable basis for them, but there can be no assurance that our expectations, beliefs and projections will be realized. Readers are cautioned not to place undue reliance on these forward-looking statements. Except for any ongoing obligation to disclose material information as required by the United States federal securities laws, we do not have any intention or obligation to publicly update or revise any forward-looking statements after we distribute this press release, whether to reflect any future events or circumstances or otherwise. There are a number of risks and uncertainties that could cause actual events to differ materially from the forward-looking statements contained in this press release, including the factors described under “Risk Factors” in our 2011 Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2012.

About the Company

Michael Foods Group, Inc., based in Minnetonka, Minnesota, is a producer and distributor of food products to the foodservice, retail and food-ingredient markets. Its principal products are egg products, refrigerated potato products, cheese and other dairy-case products.

www.michaelfoods.com